10F-3 Report
Salomon Brothers Municipal Partners Fund Inc.

01/1/05           through               06/30/05


ID   Issuer Name   Trade Date      Selling Dealer    Total Amount
Purchase Price    % Received by Fund    % of Issue (1)

 ................................................................
..................................................................




467  NYS Dorm Authority Court Facilities (Lot 1 of 3)    6/2/2005
Goldman Sachs    1,000,000.00    121.01    0.259%        4.288%
473  Puerto Rico Infrastructure Fin. Auth (5.50%, 2025)  6/3/2005
UBS              3,000,000.00    120.85    0.225%        0.563%

535  NYS Dorm Authority Court Facilities (Lot 3 of 3)    6/2/2005
Goldman Sachs    5,365,000.00    121.19    1.389%        4.288%

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.


Other Participant Accounts    Issue Amount   Total Received All Funds


467         -Includes purchases by other affiliated mutual funds and
15,565,000.00              386,320,000.00      16,565,000.00
                       discretionary accounts in the amount of:


473         -Includes purchases by other affiliated mutual funds and
4,500,000.00            1,332,962,916.15       7,500,000.00
                       discretionary accounts in the amount of:

535         -Includes purchases by other affiliated mutual funds and
11,200,000.00              386,320,000.00      16,565,000.00
                       discretionary accounts in the amount of: